Exhibit 14.1

GRIFFIN INDUSTRIAL REALTY, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
(Revised November 2015)

INTRODUCTION

Purpose

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics, and is intended to qualify as a "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  This Code should be considered to be a minimum standard.  To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers and employees, wherever they are located and whether they work for the Company on a full or part-time basis.  We refer to all persons covered by this Code as "Company employees" or simply "employees."  We also refer to our chief executive officer, chief operating officer and our chief financial officer, as our "principal officers."

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face.  If you are faced with a difficult business decision that is not addressed in this Code, ask yourself the following questions:

• Is it legal?

• Is it honest and fair?

• Is it in the best interests of the Company?

• How does this make me feel about myself and the Company?

• Would I feel comfortable if an account of my actions was published with my name in the newspaper?

If you still feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company's high ethical standards, seek help.  We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question, or if you do not feel comfortable contacting your supervisor, please contact Anthony Galici, the Company's compliance officer (the "Compliance Officer"), at (860) 286-1307.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of laws, rules, regulations or policies that apply to the Company.  Reporting a known or suspected violation of this Code by others should not be considered an act of disloyalty, but an action to safeguard the reputation and integrity of the Company and its employees.

If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor.  Your supervisor will contact the Compliance Officer, who will work with you and your supervisor to investigate your concern.  If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact the Compliance Officer directly.  The Compliance Officer will work directly with you to investigate your concern.  You may also utilize the designated Ethics hotline at 1-800-398-1496. You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Helpline, although providing your identity may assist the Company in addressing your questions or concerns.

It is the Company's policy that any employee who violates this Code will be subject to appropriate discipline, including potential termination of employment, determined by the Compliance Officer based upon the facts and circumstances of each particular situation.  An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue to the Compliance Officer prior to any determination of appropriate discipline.  Any employee who fails to report known or suspected violations by another employee may also be subject to appropriate discipline.  Furthermore, employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms.  The Company may also face substantial fines and penalties in such situations, not to mention damage to the Company's reputation and standing in the community.  In short, your conduct as an employee of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Confidentiality and Policy Against Retaliation

All questions and reports of known or suspected violations of the law or this Code will be treated with sensitivity and discretion.  Your supervisor, the Compliance Officer and the Company will protect your confidentiality to the extent possible consistent with law and the Company's need to investigate your concern.  The Company strictly prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations.  Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Waivers of this Code will be granted on a case-by-case basis and only in extraordinary circumstances.  Waivers of this Code for employees may be made only by an executive officer of the Company at the request and with the concurrence of the Compliance Officer.  Any waiver of this Code for our directors, executive officers or other principal officers may be made only by our Board of Directors or the audit committee of our Board of Directors.

CONFLICTS OF INTEREST

Identifying Conflicts of Interest

A conflict of interest occurs when an employee's private interest interferes, or appears to interfere, in any way with the interests of the Company as a whole.  You should actively avoid any private interest that may influence your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.  It is difficult to list all of the ways in which a conflict of interest may arise.  However, the following situations may be cases of a conflict of interest. Before engaging in any of the activities or transactions discussed below, or in any other activity that is a potential conflict of interest, employees must receive the approval of an executive officer of the Company or the Board of Directors, as applicable, in accordance with the approval provisions described below under “Disclosure of Conflicts of Interest”.

•   Outside Employment.  Employment at, or service as a director of, or provision of any services to a company that is a material customer, supplier or competitor of the Company.

•   Improper Personal Benefits.  Receipt of improper personal benefits or favors because of the employee’s position with the Company.  Please see "Gifts and Entertainment" below for additional guidelines in this area.

•   Financial Interests.  Having a significant financial interest (ownership or otherwise) in any company that is a material customer, supplier or competitor of the Company.  A "significant financial interest" means (i) ownership of 5% or more of the equity of a material customer, supplier or competitor whose securities are traded on Nasdaq or any securities exchange or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee, provided that nothing will prevent such employee from investing in any mutual fund or any other fund whereby the employee has no discretion over the investments of the fund.

•   Loans or Other Financial Transactions.  Obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company.  This guideline does not prohibit arms-length transactions with recognized banks or other financial institutions.

•   Service on Boards and Committees.  Service on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably could be expected to conflict with those of the Company.  Employees must obtain prior approval from the Compliance Officer before accepting any such board or committee position.  The Company may revisit its approval of any such position at any time to determine whether service in such position is still appropriate.

For purposes of this Code, a company is a "material" customer if the company has made payments to the Company in the past year in excess of 5% of the Company's gross revenues.  A company is a "material" supplier if the company has received payments from the Company in the past year in excess of $200,000 or 5% of the supplier's gross revenues, whichever is greater.  A company is a "material" competitor if the company competes in one of the Company's lines of business and has annual gross revenues from such line of business in excess of $1,000,000.  If you are uncertain whether a particular company is a material customer, supplier or competitor, please contact the Compliance Officer for assistance.  With respect to the real estate line of business, an investment in more than a 25% interest in real estate more than 130 miles from any real estate owned by the Company shall not be deemed competitive unless the investor knows of the intent by the Company to make an investment in that specific market.  In such case, approval of the investment should be obtained from the audit committee if by a director or from the Executive Officer.

Disclosure of Conflicts of Interest

The Company requires that employees fully disclose any situations that reasonably could be expected to give rise to a conflict of interest.  If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it immediately to your supervisor or the Compliance Officer.  While such situations are not automatically prohibited, they are not desirable and may only be approved by an executive officer of the Company at the request and with the concurrence of the Compliance Officer.  All transactions that would give rise to a conflict of interest involving a director, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, or persons performing similar functions, or any other executive officer must be approved by the Board of Directors, or the Audit Committee, and any such approval will not be considered a waiver of this Code.

Family Members and Work

The actions of family members outside the workplace may also give rise to conflicts of interest because they may influence an employee's objectivity in making decisions on behalf of the Company.  For example, it is a conflict of interest if a family member is employed by, or has a significant financial interest in, a company that is a material customer, supplier or competitor of the Company.  It is also a conflict of interest if a family member obtains loans or guarantees of personal obligations from, or enters into any other personal financial transaction with, any company that is a material customer, supplier or competitor of the Company.  Similarly, receipt of improper personal benefits or favors by family members creates a conflict of interest.

Employees should report to a supervisor any situation involving family members that reasonably could be expected to give rise to a conflict of interest.  Your supervisor will contact the Compliance Officer to discuss appropriate measures, if any, that should be taken to mitigate the potential conflict of interest.  If a member of your family is an employee of, or has a significant financial interest in, a company that is a material customer, supplier or competitor of the Company, you will be prohibited from participating in business decisions with respect to such company.  It is also inappropriate for you to discuss the Company's confidential information with members of your family that have such conflicting interests.  For purposes of this Code, "family members" or "members of your family" include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to put the interests of the Company ahead of your personal interests and to advance the Company's interests when the opportunity to do so arises.  If you discover a business opportunity that is in the Company's line of business, you must first present the business opportunity to the Company before pursuing the opportunity in your individual capacity.  No employee may use corporate property, information or his or her position for personal gain, and no employee may compete with the Company either directly or indirectly.  For all purposes of real estate conflicts, the definition of real estate conflicts of interest under “identifying conflicts of interest” above shall apply.

The Company requires that you fully disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue.  Your supervisor will contact the Compliance Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity.  If the Company waives its right to pursue the business opportunity, which must be authorized by an executive officer of the Company with the concurrence of the Compliance Officer, you may pursue the business opportunity on the same terms and conditions offered to the Company and consistent with the other ethical guidelines set forth in this Code.  Business opportunities available to directors, executive officers and other principal officers may only be waived by our Board of Directors or the audit committee of our Board of Directors.

CONFIDENTIAL INFORMATION

Employees have access to a variety of confidential information while employed at the Company.  Confidential information includes all non-public information that might be of use to competitors, or harmful to the company or its customers, if disclosed.  Employees have a duty to safeguard all confidential information, except when disclosure is authorized or legally mandated.  An employee's obligation to protect confidential information continues after an employee leaves the Company.  Unauthorized disclosure of confidential information could cause competitive harm to the Company and could result in legal liability to you and the Company.

When discussing or in possession of confidential information, employees should always be aware of their surroundings.  Employees should not discuss Company business in the presence of employees or others who do not have a right or need to know.  Employees should be particularly careful in public places, including restaurants, airplanes and commuter trains.  In appropriate circumstances, disclosure of confidential information may be authorized by your supervisor or other appropriate Company personnel.  Any outside requests for Company information should only be handled by authorized persons.  Any question or concern regarding whether disclosure of Company information is legally mandated should be promptly referred to the Compliance Officer.

As a result of the Company's business relationships with customers, suppliers and others, Company employees may also have access to and be entrusted with confidential information of other companies.  In these cases, other companies' confidential information must be afforded the same protection as the Company's confidential information.

COMPETITION AND FAIR DEALING

The Company competes vigorously but fairly.  All employees are obligated to deal fairly with the Company's customers, suppliers and competitors.  Employees will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice.

Relationships with Customers

Our business success depends upon our ability to foster lasting customer relationships.  Trust is the cornerstone of these relationships.  To build trust, the Company is committed to dealing with customers fairly, honestly and with integrity.  Specifically, you should keep the following guidelines in mind when dealing with customers:

•   Information we supply to customers should be current, accurate, and complete to the best of our knowledge.  Employees should never deliberately misrepresent information to customers.

•   Customer entertainment should never exceed reasonable and customary business practice.  Employees should never provide entertainment or other benefits that could be viewed as an inducement to or a reward for, customer purchase decisions.  Please see "Gifts and Entertainment" below for additional guidelines in this area.

Relationships with Suppliers

The Company deals fairly and honestly with its suppliers.  This means that our relationships with suppliers are based on price, quality, service and reputation.  Employees dealing with suppliers must carefully guard their objectivity.  Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier's products and prices.  Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice.  Please see "Gifts and Entertainment" below for additional guidelines in this area.

Relationships with Competitors

The Company is committed to free and open competition in the marketplace and throughout all business dealings.

Employees must avoid all actions that reasonably could be construed as being anti-competitive, monopolistic or otherwise contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws.  This includes misappropriation and/or misuse of a competitor's confidential information, tampering with a competitor's products or making false statements about the competitor's business and business practices.  For a further discussion of appropriate and inappropriate business conduct with competitors, see "Compliance with Antitrust Laws" below.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice.  Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners.  However, gifts and entertainment should never compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area.  As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment could not be viewed as an inducement to or reward for any particular business decision.  All gifts and entertainment expenses must be properly accounted for on expense reports.  The following specific examples may be helpful:

•   Meals and Entertainment.  You may occasionally accept or give meals, refreshments or other entertainment if:

•   The items are of reasonable value;

•   The purpose of the meeting or attendance at the event is business related; and

•   The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors of a similar potential value to the Company.

•   Advertising and Promotional Materials.  You may occasionally accept or give advertising or promotional materials of nominal value.

•   Personal Gifts.  You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday.  A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•   Gifts Rewarding Service or Accomplishment.  You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines.  If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor.  Your supervisor will bring the gift to the attention of the Compliance Officer, which may require you to donate the gift to an appropriate community organization.  If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or the Compliance Officer for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments.  If you have any questions about this policy, contact your supervisor or the Compliance Officer for additional guidance.

PROTECTION AND USE OF COMPANY ASSETS

All employees should protect the Company's assets and ensure their efficient use for legitimate business purposes only.  Theft, carelessness and waste have a direct impact on the Company's profitability.  The use of the funds or assets of the Company, whether for personal gain or not, for any unlawful or improper purpose is strictly prohibited.

To ensure the protection and proper use of the Company's assets, each employee should:

•   Exercise reasonable care to prevent theft, damage or misuse of Company property.

•   Promptly report the actual or suspected theft, damage or misuse of Company property to a supervisor.

•   Use the Company's voicemail, other electronic communication services or written materials for business related purposes only and in a manner that does not reflect negatively on the Company or its customers.

•   Safeguard all electronic programs, data, communications and written materials from inadvertent access by others.

•   Use Company property only for legitimate business purposes, as authorized in connection with your job responsibilities.

Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company's electronic or telephonic systems or by written media.  Employees and other users of this property have no expectation of privacy with respect to these communications and data.  To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication.  These communications may also be subject to disclosure to law enforcement or government officials.

COMPANY RECORDS

Accurate and reliable records are crucial to our business.  Our records are the basis of our earnings statements, financial reports and other disclosures to the public.  In addition, our records are the source of essential data that guides business decision-making and strategic planning.  Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects.  There is never a reason to make false or misleading entries.  In addition, undisclosed or unrecorded funds, payments or receipts are strictly prohibited.  You are responsible for understanding and complying with our record keeping policy.  Ask your supervisor if you have any questions.

Note:  The Company has a document retention policy that each employee must follow with respect to Company records within such employee's control.  Please contact your supervisor or the Compliance Officer to obtain a copy of this policy.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

We are a public company and are required to report our financial results and a great deal of financial and other information about our business to the public and the Securities and Exchange Commission.  We are also subject to various securities laws and regulations.  It is our policy to promptly disclose accurate and complete information regarding the Company's business, financial condition and results of operations.  Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and cause legal liability.

Employees should be on guard for, and promptly report, evidence of improper financial reporting or inaccurate disclosure to the Company's Disclosure Committee.  Examples of suspicious activities that should be reported include:

•   Financial results that seem inconsistent with the performance of underlying business transactions;

•   Inaccurate Company records, such as overstated expense reports, or erroneous time sheets or invoices;

•   Transactions that do not seem to have a good business purpose;

•   Requests to circumvent ordinary review and approval procedures; and

•   Misstatements or omissions from the Company's reports that will be or are filed with the SEC.

The Company's senior financial officers and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable.  Such employees must understand and strictly comply with generally accepted accounting principles as adopted by the Company and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

POLITICAL CONTRIBUTIONS AND ACTIVITIES

The Company encourages its employees to participate in the political process as individuals and on their own time.

However, federal and state contribution and lobbying laws severely limit the contributions the Company can make to political parties or candidates.  It is Company policy that Company funds or assets shall not be used to make a political contribution to any political party or candidate, unless prior approval has been given by the Compliance Officer.

The following guidelines are intended to ensure that any political activity you pursue complies with this policy:

•   Contribution of Funds.  You may contribute your personal funds to political parties or candidates.  The Company will not reimburse you for personal political contributions.

•   Volunteer Activities.  You may participate in volunteer political activities during non-work time.  You may not participate in political activities during working hours.

•   Use of Company Facilities.  The Company's facilities may not be used for political activities (including fundraisers or other activities related to running for office).  The Company may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of the Compliance Officer.

•   Use of Company Name.  When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of the Company.  For instance, Company letterhead should not be used to send out personal letters in connection with political activities.

These guidelines are intended to ensure that any political activity you pursue is done voluntarily and on your own resources and time.  Please contact the Compliance Officer if you have any questions about this policy.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with the laws of the cities, states and countries in which the Company operates.  We will not tolerate any activity that violates any laws, rules or regulations applicable to the Company.  This includes, without limitation, laws covering commercial bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets.  You are expected to understand and comply with all laws, rules and regulations that apply to your job position.  If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor and the Compliance Officer.

COMPLIANCE WITH ANTITRUST LAWS

Antitrust laws of the U.S.  and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition.  Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which the Company conducts business.

Actions that Violate U.S. Antitrust Laws

In general, U.S.  antitrust laws forbid agreements or actions "in restraint of trade." All employees should be familiar with the general principles of the U.S.  antitrust laws.  The following is a summary of actions that are violations of U.S.  antitrust laws:

•   Price Fixing.  The Company may not agree with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms.  In addition, the Company may not set the prices at which customers resell the Company's products.

•   Limitation of Supply.  The Company may not agree with its competitors to limit its production or restrict the supply of its services.

•   Allocation of Business.  The Company may not agree with its competitors to divide or allocate markets, territories or customers.

•   Boycott.  The Company may not agree with its competitors to refuse to sell or purchase products from third parties.  In addition, the Company may not prevent a customer from purchasing or using non-Company products or services.

•   Tying.  The Company may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

Meetings with Competitors

Employees should exercise extreme caution in meetings with competitors.  Any meeting with a competitor may give rise to the appearance of impropriety.  You should always try to meet with competitors in a closely monitored, controlled environment for a limited period of time.  The contents of your meeting should be fully documented.  Specifically, you should avoid any communications with a competitor regarding:

•   Prices;

•   Costs; Market share;

•   Allocation of sales territories;

•   Profits and profit margins;

•   Supplier's terms and conditions;

•   Product or service offerings;

•   Terms and conditions of sale regarding pricing of products;

•   Production facilities or capabilities;

•   Bids for a particular contract or program;

•   Selection, retention or quality of customers; or

•   Distribution methods or channels.

Professional Organizations and Trade Associations

Employees should be cautious when attending meetings of professional organizations and trade associations at which competitors are present.  Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose.  At such meetings, you must not discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information.

Seeking Help

Violations of antitrust laws carry severe consequences and may expose the Company and employees to substantial civil damages, criminal fines and, in the case of individuals, prison terms.  Whenever any doubt exists as to the legality of a particular action, or arrangement, it is your responsibility to contact the Compliance Officer promptly for assistance, approval and review.

COMPLIANCE WITH INSIDER TRADING LAWS

Company employees are strictly prohibited from trading in the stock or other securities of the Company while in possession of material, nonpublic information about the Company.  In addition, Company employees are strictly prohibited from recommending, "tipping" or suggesting that anyone else buy or sell stock or other securities of the Company on the basis of material, nonpublic information.  Company employees who obtain material nonpublic information about another company in the course of their employment are prohibited from trading in the stock or securities of the other company while in possession of such information or "tipping" others to trade on the basis of such information.  Violation of insider trading laws can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

Information is "non-public" if it has not been made generally available to the public by means of a press release or other means of widespread distribution.  Information is "material" if a reasonable investor would consider it important in a decision to buy, hold or sell stock or other securities.  As a rule of thumb, any information that would affect the value of stock or other securities should be considered material.  Examples of information that is generally considered "material" include:

•   Financial results or forecasts, or any information that indicates a company's financial results may exceed or fall short of forecasts or expectations;

•   Important new products or services;

•   Pending or contemplated acquisitions or dispositions, including mergers, tender offers or joint venture proposals;

•   Possible management changes or changes of control;

•   Pending or contemplated public or private sales of debt or equity securities;

•   Acquisition or loss of a significant customer or contract;

•   Significant write-offs;

•   Initiation or settlement of significant litigation; and

•   Changes in the Company's auditors or a notification from its auditors that the Company may no longer rely on the auditor's report.

The laws against insider trading are specific and complex.  Any questions about information you may possess or about any dealings you have had in the Company's securities should be promptly brought to the attention of the Compliance Officer.  See also Company policy on timing of sales.

PUBLIC COMMUNICATIONS AND REGULATION FD

Public Communications Generally

The Company places a high value on its credibility and reputation in the community.  What is written or said about the Company in the news media and investment community directly impacts our reputation, positively or negatively.  It is our policy to provide timely, accurate and complete information in response to public requests (media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data.  To ensure compliance with this policy, all news media or other public requests for information regarding the Company should be directed to the Company's Chief Financial Officer.  The Chief Financial Officer will work with you and the appropriate personnel to evaluate and coordinate a response to the request.

Compliance with Regulation FD

In connection with its public communications, the Company is required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for "fair disclosure").  Regulation FD provides that, when we disclose material, non-public information about the Company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public.  "Securities market professionals" generally include analysts, institutional investors and other investment advisors.

To ensure compliance with Regulation FD, we have designated the following officials as "Company Spokespersons:"

•   Frederick M. Danziger

•   Michael Gamzon

•   Anthony Galici

Only Company Spokespersons are authorized to disclose information about the Company in response to requests from securities market professionals or stockholders.  If you receive a request for information from any securities market professionals or stockholders, promptly contact the Chief Financial Officer to coordinate a response to such request.

Company employees who regularly interact with securities market professionals are specifically covered by Regulation FD and have a special responsibility to understand and comply with Regulation FD.  Contact the Chief Financial Officer if you have any questions about the scope or application of Regulation FD.

ENVIRONMENT, HEALTH AND SAFETY

The Company is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which we do business.  Company employees must comply with all applicable environmental, health and safety laws, regulations and Company standards.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment.  You should contact the Compliance Officer if you have any questions about the laws, regulations and policies that apply to you.

Environment

All Company employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures.  You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

Health and Safety

Numerous laws and regulations cover employee health and safety.  The Company is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees.  All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their jobs.  If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor or the Human Resources Department.

EMPLOYMENT PRACTICES

The Company pursues fair employment practices in every aspect of its business.  The following is intended to be a summary of our employment policies and procedures.  Copies of our detailed policies are available from the Human Resources Department.  Company employees must comply with all applicable labor and employment laws, including antidiscrimination laws and laws related to freedom of association, privacy and collective bargaining.  It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job.  Failure to comply with labor and employment laws can result in civil and criminal liability against you and the Company, as well as disciplinary action by the Company, up to and including termination of employment.  You should contact the Compliance Officer or the Human Resources Department if you have any questions about the laws, regulations and policies that apply to you through the designated Ethics hotline.  You may remain anonymous and will not be required to reveal your identity, although providing your identity may assist the Company in addressing your questions or concerns.

Harassment and Discrimination

The Company is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law.  The Company prohibits harassment in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees.  Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive objects or pictures.

If you have any complaints about discrimination or harassment, report such conduct to your supervisor or the Human Resources Department.  All complaints will be treated with sensitivity and discretion.  Your supervisor, the Human Resources Department and the Company will protect your confidentiality to the extent possible, consistent with law and the Company's need to investigate your concern.  Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by the Company, up to and including, termination of employment.  The Company strictly prohibits retaliation against an employee who, in good faith, files a compliant.

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Human Resources Department immediately.

Alcohol and Drugs

The Company is committed to maintaining a drug-free work place.  All Company employees must comply strictly with Company policies regarding the abuse of alcohol and the possession, sale and use of illegal substances.  Drinking alcoholic beverages is prohibited while on duty or on the premises of the Company, except at specified Company-sanctioned events.  Possessing, using, selling or offering illegal drugs and other controlled substances is prohibited under all circumstances while on duty or on the premises of the Company.  Likewise, you are prohibited from reporting for work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol or any illegal drug or controlled substance.

Violence Prevention and Weapons

The safety and security of Company employees is vitally important.  The Company will not tolerate violence or threats of violence in, or related to, the workplace.  Employees who experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on the Company's property or affects the Company's business must immediately report the situation to their supervisor or the Human Resources Department.

The Company does not permit any individual to have weapons of any kind in Company property or vehicles, while on the job or off-site while on Company business.  This is true even if you have obtained legal permits to carry weapons.  The only exception to this policy applies to security personnel who are specifically authorized by Company management to carry weapons.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics.  If you have any questions about these guidelines, please contact your supervisor, the Compliance Officer or the Ethics Hotline.  We expect all of Company employees, regardless of their level or location, to adhere to these standards.  Each employee is separately responsible for his or her actions.  Conduct that violates the law or this Code cannot be justified by claiming that it was ordered by a supervisor or someone in higher management.  If you engage in conduct prohibited by the law or this Code, you will be deemed to have acted outside the scope of your employment.  Such conduct will subject you to disciplinary action, including possibly termination of employment.

Note: This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy.  We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.